May 17, 1999



Mr. Ronald N. Zebeck
Metris Companies Inc.
600 South Highway 169
Suite 1800
St. Louis Park, Minnesota 55426

Dear Ron:

                  Metris Companies Inc. (the "Company") desires to provide you with incentives to continue to serve the Company as a key employee. We are thus pleased to inform you that in consideration of your continued services as a key employee, the Company has decided to compensate you by providing to you a loan and certain other benefits specified in this letter (the "Agreement"), subject to the terms and conditions set forth below:

         1.       Retention Consideration.

                  (a) Loan. The Company will loan you cash in the principal amount of $5,000,000 (the "Loan") upon your execution and delivery to the Company a copy of this Agreement and in the form attached hereto as Exhibit A.

                  (b) Special Interest Bonus Payment. If you remain employed by the Company until the fifth anniversary of the date the Loan is made, or if your employment by the Company is terminated before the fifth anniversary date of the Loan, on account of your death or disability (as determined by the Compensation Committee of the Company's Board of Directors in its sole and absolute discretion), or if you are terminated by the Company for any reason other than Cause (defined below), you will receive a cash payment, ("Special Interest Bonus Payment") equal to (i) the amount of the interest accrued on the Loan (the "Interest Amount"); plus (ii) plus the gross-up of taxes; including federal, state and local income taxes and social security taxes payable, with respect to your receipt of the Interest Amount. For purposes of the preceding sentence, it shall be assumed that you are subject to the highest marginal tax rates. The computation of any amounts payable hereunder shall be approved by the Company's Chief Financial Officer, and such computation shall be binding upon the parties.

                  If your employment is terminated because of your death, the Special Interest Bonus Payment shall be made to your estate or any other person who succeeds to your liabilities under the Loan.

                  (c) Option Reload. It is our understanding that as partial payment for the exercise price and taxes associated with your exercise of all or a portion of the options presently held by you to purchase 656,075 shares of the Company's stock (the "Original Option"), you will instruct the Company to withhold a designated number of whole shares of Company stock which would otherwise have been delivered to you pursuant to such exercise (the "Withheld Shares"). On the date of each exercise of the Original Option, you will be granted a new non-qualified option under the Metris Companies Inc. Long Term Incentive and Stock Option Plan (the "LTIP") to purchase that number of whole shares of Company stock equal to the number of Withheld Shares (a "Replacement Option") . The exercise price under such Replacement Option shall be the fair market value (as defined in the LTIP) of the Withheld Shares on the date of exercise of the Original Option with respect to which such Replacement Option is granted. Each Replacement Option shall become exercisable on the fifth anniversary of its date of grant, provided, however, that at any such date you have retained ownership of that number of shares of the Company's stock at least equal to twenty-five percent of the aggregate number of shares received by you upon exercise of the Original Options and any Replacement Options. If prior to the fifth anniversary of the grant of any Replacement Option you no longer own at least the number of shares of Company stock described in the immediately preceding sentence, you will forfeit any remaining unexercised Replacement Options. The exercisability of each Replacement Option also is expressly conditioned upon your continued employment with the Company (or its affiliates) through the fifth anniversary of the date of your last exercise of the Original Option exercise, unless your employment is terminated prior to such time (i) by the Company for any reason (other than for Cause), or (ii) by reason of your death or disability (as determined by the Compensation Committee of the Company's Board of Directors in its sole and absolute discretion). Each Replacement Option shall be subject to such additional terms and conditions, not inconsistent with the terms and conditions of this Agreement, as may be provided in the LTIP and standard option agreement under the LTIP.

                  (d) Restricted Stock. You have been awarded 100,000 shares of Restricted Company stock (the "Restricted Stock"), that until March 31, 2004 shall be non-transferable and forfeitable to the Company if your employment is terminated prior to that date (i) by the Company for Cause or (ii) by you for any reason other than your death or disability (as determined by the Compensation Committee of the Company's Board of Directors in its sole and absolute discretion). Failure to satisfy the foregoing condition shall result in the complete forfeiture of the Restricted Stock. The Restricted Stock shall be subject to additional terms and conditions, not inconsistent with the terms of this Agreement as provided in the standard restricted stock agreement.

         2. Definitions. For purposes of this Agreement, "Cause" shall mean any of the following:

                           (a) your material  breach of your  employment  duties
                  and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on you part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach;

                           (b) your  intentional  act of fraud,  embezzlement or
                  theft in connection with the your duties in the course of your employment with the Company or any prior employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

                           (c) your gross  negligence  or willful  misconduct in
                  performing your duties which, if curable, has not been cured within 10 days of delivery by the Company to you of written notice of such gross negligence or willful misconduct; or

                           (d) any  violation  in any  material  respect  of any
                  statutory or common law duty of loyalty to the Company or any of its affiliates which, if curable, has not been cured within 10 days of delivery by the Company to you of written notice of such violation.

         3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company, or its affiliates or the successors of the Company or its affiliates . The Company reserves all rights to cause your employment to be terminated at any time with or without Cause.

         4. Unfunded Agreement. The Company's obligations under this Agreement shall be unfunded. Neither the Company nor any of its affiliates shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

         5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

         6. Non-Assignability. It is a condition of this Agreement that no right or interest granted to you pursuant to this Agreement shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge or bankruptcy, but excluding any rights or interests arising by reason of mental incompetency, and no right or interest granted to you pursuant to this Agreement shall be liable for, or subject to, any of your obligations or liabilities, including claims for alimony or the support of any spouse or child; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

         7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Metris Companies Inc., 600 South Highway 169, Suite 1800, St. Louis Park, MN 55426, Attention: Senior Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

         8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

         9. Term of Agreement. This Agreement shall have a term expiring on the fifth anniversary of the date of (i) this Agreement, or (ii) your last exercise of the Original Option, whichever is later, at which time it shall be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date.

         10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

         11. Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any illegal representation or promise of inducement not so set forth.

         12. Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         13. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy in us.

                                      Very truly yours,

                                      Metris Companies Inc.


                                      By: /s/ David D. Wesselink
                                      Name: David D. Wesselink
                                      Title:  Executive Vice President & C.F.O.

Agreed to this 17th day of May, 1999

/s/ Ronald N. Zebeck
-------------------------------
Ronald N. Zebeck